Exhibit 99.1

NEWS

FOR IMMEDIATE RELEASE

Investor Contact:	Media Contact:
Laura C. Baldwin	Patricia G. Ball
Director of Finance and Investor Relations	Vice President, Marketing & PA
214-473-3969	214-473-3752
laura.baldwin@triadhospitals.com	pat.ball@triadhospitals.com

Triad Receives the Requisite Consents Pursuant to its Tender Offer and

Consent Solicitation for its 8¾% Senior Notes Due 2009

PLANO, TX (April 28, 2004) – Triad Hospitals, Inc. (“Triad” or the “Company”) (NYSE: TRI) announced today that it has received the requisite tenders and consents from holders of its 8¾% Senior Notes due 2009 to amend the related indenture. On April 20, 2004, Triad commenced a cash tender offer and consent solicitation relating to any and all of the $600.0 million outstanding principal amount of the notes. The consent solicitation expired at 5:00 p.m., New York City time, on Wednesday, April 28, 2004. Prior to expiration of the consent solicitation, holders of approximately 99.6% of the outstanding principal amount of the notes had tendered their notes and consented to the proposed amendments to the related indenture. The tender offer for the notes will expire at 11:59 p.m., New York City time, on Monday, May 17, 2004, unless extended or earlier terminated.

Triad intends to enter into a supplemental indenture to effect the proposed amendments described in the Offer to Purchase and Consent Solicitation Statement, dated April 20, 2004. The proposed amendments will not become operative, however, unless and until the notes tendered by the consenting holders are accepted for purchase pursuant to the terms of the tender offer. Once the proposed amendments to the related indenture become operative, they will be binding upon the holders of notes not purchased in the offer.

The tender offer is subject to, among other things, a financing condition. Subject to the terms and conditions of the tender offer, Triad expects to make payment for the notes tendered by the consenting holders upon completion of new financing. Following the expiration of the tender offer and subject to the terms and conditions thereof, Triad expects to make payment for notes validly tendered after the expiration of the consent solicitation and prior to the expiration of the tender offer.

Citigroup Global Markets Inc. and Merrill Lynch, Pierce, Fenner & Smith Incorporated are acting as co-dealer managers and co-solicitation agents for the tender offer and the consent solicitation. The depositary for the tender offer is Citibank, N.A. The tender offer and consent solicitation are being made pursuant to the Offer to Purchase and Consent Solicitation Statement and related Consent and Letter of Transmittal, which more fully set forth the terms and conditions of the tender offer and consent solicitation.

Questions regarding the tender offer and consent solicitation may be directed to Citigroup Global Markets Inc., telephone number (800) 558-3745 (toll free) and (212) 723-6106 (call collect), and Merrill Lynch, Pierce, Fenner & Smith Incorporated, telephone number (888) ML4-TNDR (toll free) and (212) 449-4914 (call collect). Requests for copies of the Offer to Purchase and Consent Solicitation Statement and related documents may be directed to Georgeson Shareholder Communications Inc., telephone number (888) 549-6627 (toll free) and (212) 440-9800 (call collect).

This announcement is not an offer to purchase, a solicitation of an offer to purchase, or a solicitation of consents with respect to the notes nor is this announcement an offer or solicitation of an offer to sell new securities. The tender offer and consent solicitation are made solely by means of the Offer to Purchase and Consent Solicitation Statement.

Triad, through its affiliates, owns and manages hospitals and ambulatory surgery centers in small cities and selected larger urban markets. The Company currently operates 54 hospitals (including two under construction) and 14 ambulatory surgery centers in 16 states with approximately 8,700 licensed beds. In addition, through its QHR subsidiary, the Company provides hospital management, consulting and advisory services to more than 200 independent community hospitals and health systems throughout the United States.

This release contains certain financial information not derived in accordance with generally accepted accounting principles (GAAP), including adjusted EBITDA; the Company believes this information is useful to investors and other interested parties. Such information should not be considered as a substitute for any measures derived in accordance with GAAP, and may not be comparable to other similarly titled measures of other companies. Reconciliation of this information to the most comparable GAAP measure is included as an attachment to this release.

This press release contains forward-looking statements based on current management expectations. Numerous factors, including those related to market conditions and those detailed from time-to-time in the Company’s filings with the Securities and Exchange Commission, may cause results to differ materially from those anticipated in the forward-looking statements. Many of the factors that will determine the Company’s future results are beyond the ability of the Company to control or predict. These statements are subject to risks and uncertainties and, therefore, actual results may differ materially. Readers should not place undue reliance on forward-looking statements, which reflect management’s views only as of the date hereof. The Company undertakes no obligation to revise or update any forward-looking statements, or to make any other forward-looking statements, whether as a result of new information, future events or otherwise.

All references to “Company”, “Triad”, and “Triad Hospitals, Inc.” as used throughout this document refer to Triad Hospitals, Inc. and its affiliates.